TETON ENERGY CORPORATION
ANNOUNCES FIRST QUARTER 2009 FINANCIAL AND OPERATING RESULTS

DENVER, May 7, 2009 Teton Energy Corporation (“Teton” or “the Company”) (NASDAQ:TEC) today announced that for the quarter ended March 31, 2009, operating revenues from oil and gas sales increased 37 percent from the first quarter of 2008 to $1.8 million and operating cash flow from oil and gas activities (defined as oil and gas sales less lease operating expense, workover expense, transportation expense and production taxes) decreased 47 percent to $529,000. EBITDAX (a non-GAAP measure — refer to last table of press release for a reconciliation to net income), increased to $1,875,000 from ($916,000) for first quarter of 2008.

For the first quarter of 2009, Teton realized a net loss of $5.4 million from continuing operations, or a fully diluted loss of $0.23 per share of common stock, compared to a loss for the first quarter of 2008 of $8.5 million, or a fully diluted loss of $0.48 per share of common stock. Net loss for the first quarter of 2009, including discontinued operations related to the sale of the Company’s interest in its Teton Noble AMI properties and the potential sale of its Piceance Basin assets, was $35.5 million, or a fully diluted net loss of $1.49 per share of common stock, compared to a net loss for the first quarter of 2008 of $8.2 million, or a fully diluted net loss of $0.46 per share of common stock.

Prices and volumes. Oil and gas sales volumes increased 203 percent to 315 million cubic feet equivalent (“MMcfe”) at an average realized wellhead price of $5.69 per thousand cubic feet equivalent (“Mcfe”) in the first quarter of 2009 compared to oil and gas sales volumes of 104 MMcfe at an average realized wellhead price of $12.55 per Mcfe in the first quarter of 2008 or $11.43 and $11.46, respectively, after hedging. Sales volumes and prices exclude production from the Teton Noble AMI and Piceance Basin which are reported in discontinued operations. Sales volumes from continuing operations in the first quarter of 2009 were 14 percent natural gas and 86 percent crude oil.

Other financial highlights. Other financial highlights for the first quarter of 2009 include the following:

•	On April 22, 2009, the Company and Puckett Land Company entered into a Purchase and Sale Agreement, for the sale of the Company’s 12.5 percent working interest in the non-operated Piceance Basin for $10.3 million before closing adjustments. As of March 31, 2009, the Piceance Basin is classified as held for sale, and the impairment on developed and undeveloped properties of $28.9 million and the operating loss for the three month period of $427,000 are reported in discontinued operations.

•	On March 31, 2009 the Company closed on the sale of its Teton Noble AMI 25 percent non-operated working interest for $4.0 million, which was received in the form of forgiveness of all outstanding and future amounts owed to Noble, the operator and purchaser, related to the development costs of the project of $4.4 million, net of revenue receivable of $400,000 for the same period. The Company’s undeveloped acreage in the Frenchmen Creek area was also included in the purchase price. The loss on sale, net of operating income for the three months ended March 31, 2009, of $707,000 is reported in discontinued operations.

•	On January 16, 2009, the Company retired $750,000 face amount of its Secured Convertible Debentures for a gain of $480,000, recorded in other income on the Company’s Consolidated Statement of Operations.

Going Concern. At March 31, 2009, there is substantial doubt as to the ability of the Company to continue as a going concern. Effective May 1, 2009, the group of banks which participate in the Amended Credit Facility will redetermine the Company’s borrowing base. The redetermination process is underway, with communication of the new borrowing base expected from the bank group around mid-May. The redetermination is expected to result in a borrowing base deficiency, which, by contract, is due in equal monthly payments over three months. The Company does not currently have sufficient resources to fund its current working capital requirements and service the borrowing base deficiency. Our ability to continue as a going concern is dependent upon the success of our financial and strategic alternatives process, which may include the sale of some or all of our assets, a merger or other business combination involving the Company, or the restructuring and recapitalization of the Company. The Company has hired Barrier Advisors, Inc. from Dallas, TX, to further assist in the evaluation of its strategic and financial alternatives.

Price Risk Management. Teton manages its overall exposure to commodity price fluctuations through the use of various hedging contracts for some of its production. The duration of various hedging contracts depends on the Company’s view of market conditions, available contract prices and operating strategy. The use of such contracts is intended to stabilize cash flows by limiting the risk of fluctuating commodity prices. As of March 31, 2009, Teton had hedging contracts in effect, through September 2011, for approximately 86 percent of its then-current net PDP oil production.

Balance Sheet. At March 31, 2009, Teton had total assets of $89.6 million, cash and cash equivalents in short-term investments of $360,000, $30.7 million outstanding on its line of credit and $25.5 million outstanding related to its 10.75% Secured Convertible Debentures, presented net of the discount of $2.0 million related to the embedded conversion features.

Operating Expense Details. Oil and gas operating expenses, including lease operating expense (“LOE”), workover, transportation expense and production taxes, for the first quarter of 2009 collectively increased 317 percent to $1.3 million due to a significant increase in oil volumes related to the new producing area of the Central Kansas Uplift acquired during the second quarter of 2008 and increased 37 percent on a per Mcfe basis to $4.01 per Mcfe.

The Company’s cash margin (oil and gas sales, excluding realized gain (loss) on oil and gas derivative contracts, less oil and gas operating expenses) in the first quarter of 2009 decreased 13 percent on a per Mcfe basis to $7.42 from $8.54 in the first quarter of 2008.

Operating expenses and the Company’s cash margin exclude production from the Teton Noble AMI and Piceance Basin which are reported in discontinued operations.

General and administrative expense in the first quarter of 2009 decreased $1.9 million due largely to a decrease in non-cash compensation expense of $1.6 million, a decrease in professional fees of $252,000 related to the use of financial consultants in the prior year and a decrease in corporate communications costs of $165,000. The Company has made reductions in its staffing levels since the end of the first quarter, reducing its total staff by 50 percent and the related payroll expense by 44 percent, or $1.5 million. Additionally, all remaining staff have taken a 10 percent reduction in salaries and the Company contributions to the benefit programs have been reduced to 50 percent of the benefit costs, compared to 90 percent before.

Depreciation, depletion and accretion (“DD&A”) expense related to oil and gas producing activities in the first quarter of 2009, on a per Mcfe basis, decreased 50 percent, largely due to the new production volumes from the Central Kansas Uplift. DD&A for the three months ended March 31, 2009 was $4.49 per Mcfe compared to $9.00 per Mcfe for the three months ended March 31, 2008.

Interest expense in the first quarter decreased from $4.2 million to $1.3 million. Interest incurred during the three months ended March 31, 2009 includes actual interest expense on the Amended Credit Facility and the 10.75% Secured Convertible Notes of $996,000, and $184,000 and $121,000, respectively, related to the amortization of deferred debt issuance costs and debt discount. Interest expense recognized in 2008, net of interest income of $128,000 related to the amortization of deferred debt discount and issuance costs of $4.2 million related to the 8% senior subordinated convertible notes which were repaid or converted in May of 2008 and to interest incurred on the Company’s Senior Bank Facility of $247,000.

On May 5, 2009, Karl F. Arleth, the Company’s President and Chief Executive Officer resigned, effective immediately, in order to pursue other interests. The Board has appointed Mr. James Woodcock, the current Chairman of the Board of Directors, as interim CEO. As part of his responsibilities, Mr. Woodcock, on behalf of the Board, will coordinate company activities with management. “On behalf of the Board of Directors and Management, we would like to thank Karl for his significant efforts and contributions towards the growth and success of Teton,” stated Mr. Woodcock.

CFO comments. Lonnie Brock, Executive Vice President and Chief Financial Officer, commented, “The first quarter of 2009 has presented unique challenges. We continue to re-examine all aspects of the Company’s business and to look for areas of improvement. Our net production volumes during the first quarter of 2009 have exceeded management’s forecasted volumes despite a significant decrease in our capital budget. We have taken steps to improve our balance sheet and liquidity, including the sale of non-operated assets, and we will continue to explore various alternatives with our debt and equity holders to further strengthen the balance sheet.”

Earnings conference call. Teton invites you to participate in its first quarter 2009 earnings conference call today May 7, 2009, at 9:30 a.m. (Mountain Time) by dialing 877-407-9210 (Toll Free) or 201-689-8049 (International). Please dial in five to ten minutes before the start of the call. A replay of the conference call will be available through midnight, May 21, 2009 by dialing 877-660-6853 (Toll Free) or 201-612-7415 (International), Conference ID # 319325 and account # 286 (both numbers are needed for the replay). The live conference call may also be accessed on the Internet by logging onto Teton’s Web site at www.teton-energy.com. Select Investor Relations, then the Webcasts and Presentations option on the menu. Log on at least ten minutes prior to the start of the call to register, download and install any necessary audio software. An audio replay of the call will also be available on the web site for approximately 60 days following the live webcast.

Company Description. Teton Energy Corporation is an independent oil and gas exploration and production company focused on the acquisition, exploration and development of North American properties. The Company’s current operations are concentrated in the prolific Rocky Mountain and Mid-continent regions of the U.S. Teton has leasehold interests in the Central Kansas Uplift, the Williston Basin in North Dakota, the Big Horn Basin in Wyoming and the eastern Denver-Julesburg Basin in Colorado, Kansas and Nebraska. Teton is headquartered in Denver, Colorado. For more information about Teton, please visit the Company’s website at www.teton-energy.com.

Forward-Looking Statements. This news release contains certain forward-looking statements, including declarations regarding Teton’s and its subsidiaries’ expectations, intentions, strategies and beliefs regarding the future within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements contained herein are based upon information available to Teton’s management as at the date hereof and actual results may vary based upon future events, both within and without the control of Teton’s management, including risks and uncertainties that could cause actual results to differ materially including, among other things, the impact that additional acquisitions may have on Teton and its capital structure, exploration results, market conditions, oil and gas price volatility, uncertainties inherent in oil and gas production operations and estimating reserves, unexpected future capital expenditures, competition, governmental regulations, and other factors discussed in the Company’s Annual Report on Form 10-K for the year ended December 31, 2008, filed with the SEC. Teton’s disclosure reports are on file at the SEC and can be viewed on Teton’s website at www.teton-energy.com. Copies are available without charge upon request from the Company.

Financial Results:

Consolidated Statement of Operations:

	Three Months Ended
	March 31,	March 31,
	2009	2008
(In thousands, except per share amounts)

Operating revenues:
Oil and gas sales	$1,791	$1,304
Miscellaneous expense, net	(13)	—

Total revenues	1,778	1,304

Operating expenses:
Lease operating expense	704	220
Workover expense	166	—
Transportation expense	250	2
Production Taxes	142	81
Exploration expense	376	(38)
General and administrative	1,890	3,819
Depreciation, depletion and accretion expense	1,507	962
Impairment expense	1,243	—
Total operating expenses	6,278	5,046

Operating income (loss)	(4,500)	(3,742)

Other income (expense):
Realized gain (loss) on oil and gas derivative contracts	3,765	(113)
Unrealized (loss) on oil and gas derivative contracts	(3,875)	(1,233)
Gain (loss) on derivative contract liabilities	—	825
Gain on retirement of convertible debt	480	—
Interest income (expense), net	(1,306)	(4,217)

Total other income (expense)	(936)	(4,738)

Net income (loss) before discontinued operations	$(5,436)	$(8,480)

Gain (loss) from discontinued operations	(30,083)	257

Net income (loss) applicable to common shares	$(35,519)	$(8,223)

Basic income (loss) per common share before discontinued operations	$(0.23)	$(0.48)

Discontinued operations per share of common stock	$(1.26)	$0.02

Fully diluted income (loss) per common share	$(1.49)	$(0.46)

Basic weighted-average common shares outstanding	23,899	17,773
Fully diluted weighted-average common shares outstanding	23,899	17,773

Condensed Consolidated Balance Sheet:

	March 31,	December 31,
	2009	2008
	(Unaudited)
(Dollars in thousands)

Assets:
Cash and cash equivalents	$360	$—
Other current assets	19,275	10,555

Total current assets	19,635	10,555
Net property and equipment	64,501	107,379
Other non-current assets	5,437	8,924

Total assets	$89,573	$126,858

Liabilities and Stockholders’ Equity:
Current liabilities	$6,733	$8,389
Long-term debt	54,199	55,900
Other long-term liabilities	533	1,298

Total liabilities	61,465	65,587
Total stockholders’ equity	28,108	61,271

Total liabilities and stockholders’ equity	$89,573	$126,858

Operating Results:

	Three Months Ended
	March 31,	March 31,
	2009	2008
Net production volumes (Mcfed) (1)	3,497	3,352
Realized price ($/Mcfe) (2)	$11.43	$11.46
Lease operating expense ($/Mcfe)	$2.24	$2.12
Workover expense ($/Mcfe)	$0.53	$0.00
Transportation expense ($/Mcfe)	$0.79	$0.02
Production taxes ($/Mcfe)	$0.45	$0.78
Gross margin ($/Mcfe) (3)	$7.42	$8.54

(1)	Amounts included in table are net of production and related revenue and expenses for the Teton Noble AMI and Piceance Basin which are classified as discontinued operations at March 31, 2009 and 2008.

(2) Excludes realized gain (loss) on oil and gas derivative contracts

(3)	Gross margin is realized price less LOE, workover expense, transportation expense and production taxes

Reconciliation of Net income (loss) to EBITDAX:

	Three Months Ended
	March 31,	March 31,
	2009	2008
(Dollars in thousands)

Net income (loss)	$(35,519)	$(8,223)
Add:
Interest expense, net	1,306	4,217
Income taxes	—	—
Depreciation, depletion and accretion expense	1,507	962
Exploration expense	376	(38)
Impairment expense	1,243	—
Unrealized loss on oil and gas derivative contracts	3,875	1,233
(Gain) on derivative contract liabilities	—	(825)
Stock-based compensation expense	138	1,758
Impairment expense in discontinued operations	28,949	—

EBITDAX	$1,875	$(916)

EBITDAX is not a measure determined pursuant to generally accepted accounting principles, or GAAP, nor is it an alternative to GAAP income. The Company is presenting this information, as it is an important measure of financial performance used by equity analysts.

Company contact:
Lonnie Brock
Executive Vice President and CFO
(303) 565-4600
lbrock@teton-energy.com
www.teton-energy.com